SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]

Bulldog Investors General Partnership
Attn: Phillip Goldstein
60 Heritage Drive
Pleasantville, NY 10570
Phone: 914 747-5262
Fax: 914 747-2150

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))
Definitive Proxy Statement [x]
Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-
12

Imperial Holdings, Inc.
(Name of Registrant as Specified in Its Charter)

Bulldog Investors General Partnership
Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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No fee required [x].

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction
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(2) Aggregate number of securities to which transaction
applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it
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Fee paid previously with preliminary materials [].

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing [].

(1) Amount Previously Paid:

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(4) Date Filed:

Bulldog Investors General Partnership
Park 80 West, 250 Pehle Avenue, Suite 708
Saddle Brook, NJ 07663
Phone (201) 556-0092 // Fax (201) 556-0097
pgoldstein@bulldoginvestors.com

April 25, 2012

Dear Fellow Shareholders:

On September 27, 2011 Imperial was served with a search warrant issued by federal judge. A special committee comprised of the five independent directors responded by engaging Dewey & LeBoeuf to conduct an internal investigation. Presumably, the purpose of the investigation is to uncover any wrongdoing at Imperial. We don't fault the committee for seeking legal counsel. However, it has been seven months since the search warrant was served and no charges of wrongdoing have been made public either by Imperial or by any government agency.

Many people have suggested that an internal investigation like this one is often a "CYA" exercise driven by fee hungry lawyers advising panicked directors that they need to conduct an investigation to show the governmental authorities they are "cooperating" with them. As the investigation dragged on, we naturally became concerned about the legal costs because none of the independent directors has a meaningful ownership stake in Imperial. Is the investigation a necessary corporate expenditure or a wasteful boondoggle? Given the dearth of specific information, it is impossible for shareholders to know the answer.

Meanwhile, Imperial's stock has been languishing below $3 per share, a fraction of its last reported book value as of September 30, 2011 of $9.87 per share, apparently due to uncertainty about whether any serious wrongdoing really occurred and if so, what the impact of such wrongdoing might be on Imperial's business. Consequently, we asked the Board to make public some basic information including:

1.	The total amount of expenses incurred thus far for the internal investigation.

2.	Whether the internal investigation has led to the discovery of serious wrongdoing and if so, what it is and any steps taken to address it.

3.	The anticipated total cost of the internal investigation and when it is expected to be completed.

4.	Imperial's current cash balance.

The Board said it is "not appropriate" to disclose this information.
We strongly disagree. How can it not be "appropriate" to provide material information to your own shareholders" Are the independent directors embarrassed to reveal how much money has been spent on lawyers and how little benefit Imperial has received for it? In any event, we think their refusal to disclose basic information that shareholders need to value thei investment has caused a lack of confidence in the Board's ability to right the ship and is a primary reason for Imperial's depressed stock price.

We eventually concluded that the best way to increase Imperial's stock price would be to restructure the board to add some directors with "skin in the game." To this end, at a meeting with the special committee and its counsel, William S. Lamb, a Dewey & LeBoeuf partner, in late February to propose that several independent directors resign and be replaced by designees of major shareholders. It was hardly a give and take discussion because none of the directors said anything of substance. Our impression was that Mr. Lamb was running the show and had warned the directors not to say anything. I pointed out that he was conflicted because of the fees his firm was getting from Imperial but I don't think the directors understood the point. In any case, our proposal was rejected.

Next, we gave Imperial notice of our intent to nominate directors at the annual meeting which was scheduled for May 17, 2012. The Board promptly cancelled the meeting and announced that it would not hold an annual meeting until the internal investigation is finished - whenever that is. In other words, the incumbent directors unilaterally determined to stay in office indefinitely. An affiliate of ours has sued to compel Imperial to hold an annual meeting but the Board is opposing it. That is more shareholder money wasted on lawyers, this time to frustrate a shareholder vote. Therefore, to insure that shareholders are able to gain representation on the Board as quickly as possible, we are now seeking your authorization to demand that a special meeting be held at which shareholders can vote to increase the size of the board from seven to twelve directors and to elect five additional directors to fill the vacancies thereby created.

To sum up, the incumbent directors have failed to explain how Imperial's shareholders are benefitting from pursuing a costly internal investigation. Their strategy seems to be blindly trust Dewey & LeBoeuf and to circle the wagons in an attempt to delay the day when shareholders can hold them accountable for their actions.

By contrast, our objective is simple --to narrow the huge gap between Imperial's stock price and its intrinsic value. We want to elect directors whose sole mission will be to get Imperial's stock price higher. If, after seven months, the internal investigation has not uncovered any serious wrongdoing, and inasmuch as Dewey & LeBoeuf, the law firm conducting it may be (if you have been reading the newspapers) in danger of going into a financial death spiral, our nominees will immediately consider whether the investigation should be terminated and the preliminary findings disclosed.

If you agree that Imperial needs directors with "skin in the game" to increase the stock price, please return the enclosed authorization card as soon as possible. The easiest way to do so is on the Internet at www.proxyvote.com. The quicker we get authorizations from shareholders owning more than 50% of the shares, the quicker we can stop the bleeding and begin to focus on preserving shareholder value and realizing Imperial's intrinsic value.
Very truly yours,
/s/ Phillip Goldstein

Phillip Goldstein
Principal


DEMAND FOR A SPECIAL MEETING OF SHAREHOLDERS OF IMPERIAL HOLDINGS, INC.

Bulldog Investors General Partnership ("BIGP") is sending this solicitation statement and the enclosed GREEN authorization card to demand a special meeting of shareholders of Imperial Holdings, Inc. ("Imperial") be held as soon as possible to shareholders of record as of April 20, 2012, the date our affiliate, Opportunity Partners L.P delivered its demand to Imperial, to vote on the following matters:

1.	To amend the bylaws to increase the number of directors from seven
	to twelve.

2.	If Proposal 1 is adopted, to elect five directors to fill the vacancies thereby created.

3.	To amend the bylaws to clarify that a breach of fiduciary duty by a director, officer, or employee shall include support for any action whose primary purpose is to impede, frustrate or delay a shareholder vote on any matter in which such person has a personal interest.

4.	To amend the bylaws to clarify that, subject only to any limitations under the law or contained in the Articles of Incorporation, Imperial will not indemnify any director, officer, or employee that has breached his or her fiduciary duty.

This authorization statement and the enclosed GREEN authorization card are first being sent to shareholders on or about April 25, 2012.

REASONS FOR THE SOLICITATION

The independent directors do not have a meaningful ownership stake in Imperial. They have not responded with specificity to questions about the costs or status of the internal investigation commenced after September 27, 2011 when Imperial was served with a search warrant issued by a Magistrate Judge for the U.S. District Court in the Southern District of Florida. (Please refer to Imperial's public filings at www.sec.gov for additional information.)

On November 14, 2011, Imperial filed Form 10-Q for the third quarter of 2011 in which it stated that the 2012 Annual Meeting of Shareholders would be held on Thursday, May 17, 2012. On March 19, 2012, Imperial announced that the 2012 Annual Meeting would be postponed indefinitely. The effect of this postponement is to extend the terms of the incumbent directors indefinitely. Opportunity Partners L.P., our affiliate, recently filed a special proceeding in state court in Florida to compel Imperial to hold its annual meeting but Imperial has asserted that it cannot and need not have an annual meeting until its internal investigation is complete and it has filed its annual report for 2011, which could be delayed for months or years. BIGP is soliciting your authorization to demand a special meeting because we believe that it is important to afford shareholders an opportunity to express their views on the aforementioned matters in an open forum and to vote on them as soon as possible.

If, as a result of this solicitation, a special meeting is held, we intend to solicit proxies to adopt the proposals enumerated above and to elect directors to fill the vacancies thereby created. Our proxy soliciting material will set forth in full the reasons for electing our nominees. We do not know if the Board or anyone else will solicit against our nominees.

HOW AUTHORIZATION CARDS WILL BE PRESENTED
If you return a GREEN authorization card to us, your shares will be aggregated with those of all other shareholders that return an authorization card. According to Imperial's bylaws, a special meeting of stockholders must be held if requested by stockholders owning at least 50% of all outstanding (currently 21,202,614) shares. You may revoke your authorization by delivering a written revocation to us or to Imperial's Secretary. However, if and when we have received unrevoked authorization cards from stockholders owning at least 50% of all outstanding shares, we intend to promptly deliver them to Imperial which is then required to call a special meeting. Please note that your authorization card does not authorize us to vote your shares at any meeting.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

The following matters will be considered at the special meeting:

PROPOSAL 1: Section 4.1 of the bylaws shall be amended to (a) delete the following sentence: "Initially, the Board shall be comprised of seven (7) directors; and (b) replace it with the following sentence: "The Board shall be comprised of twelve (12) directors."

PROPOSAL 2: To elect five directors if Proposal 1 is adopted.

At the special meeting, Opportunity Partners L.P., an affiliate of BIGP and a shareholder of Imperial intends to nominate the persons named below for election as a Director. There are no arrangements or understandings between BIGP or any affiliate of BIGP and any nominee in connection with the nomination nor do we know of any material conflicts of interest that would prevent him from acting in the best interests of Imperial.

Phillip Goldstein (born 1945); Park 80 West, Plaza Two, Park 80 West,
250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663. Since 1992, Mr. Goldstein has been a principal of the general partner and investment advisor of several investment partnerships in the Bulldog Investors group of private funds and that are general partners of BIGP. He is a director of the following companies: Mexico Equity and Income Fund, Brantley Capital Corporation,
ASA Ltd., Special Opportunities Fund, and Korea Equity Fund since 2010.
Since 2009, he has been a principal of Brooklyn Capital Management, the investment adviser to Special Opportunities Fund.

Andrew Dakos (born 1966); Park 80 West, Plaza Two, Park 80 West,
250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663. Since 2005, Mr. Dakos has been a principal of the general partner and investment advisor of several investment partnerships in the Bulldog Investors group of private funds and that are general partners of BIGP. He is a director of the following companies: Mexico Equity and Income Fund, Brantley Capital Corporation, and Special Opportunities Fund. Since 2009, he has been a principal of Brooklyn Capital Management, the investment adviser to Special Opportunities Fund.

Gerald Hellerman (born 1937); 5431 NW 21st Avenue, Boca Raton, FL 33496. Mr. Hellerman owns and has served as managing director of Hellerman Associates, a financial and corporate consulting firm, since the firm's inception in 1993. Mr. Hellerman currently serves as a director, chief financial officer and chief compliance officer for Mexico Equity and Income Fund and Special Opportunities Fund, and as a director of MVC Capital and Brantley Capital Corporation. Mr. Hellerman also serves as a director of Ironsides Partners Opportunity Offshore Fund Ltd.
He was previously a director of AirNet Systems, Inc., the Old Mutual registered hedge fund complex, Innovative Clinical Solutions, Ltd. and TM Entertainment and Media, Inc.

James Chadwick (born 1973); c/o Special Opportunities Fund, Inc.,
615 East Michigan Street, Milwaukee, WI 53202. Managing Director of
Main Street Investment Partners, LLC (private equity firm); Managing Director of Opus Partners, LLC (private equity firm), June 2010 -
April 2011; Managing Director of Harlingwood Equity Partners LP,
March 2009 - June 2010; Managing Partner of Chadwick Capital Management, January 2006 - December 2008.

Richard Dayan (born 1943); 485 7th Ave., Suite 501, New York, NY 10018; Mr. Dayan has served for twenty years as the President and owner of Cactus Trading, an importer and exporter of clothing and accessories ; Mr. Dayan formerly served for fifteen years as controller for Biltmore Textiles, a major textile company. Prior to that, he was an auditor for a public accounting firm.

A group comprised of clients advised by affiliates of Mr. Goldstein and Andrew Dakos beneficially owns 1,375,965 shares of Imperial, all of which were purchased since November 2011. In addition, Mr. Hellerman and his wife respectively own 3,500 and 2,000 shares and Mr. Dayan owns 10,000 shares.

PROPOSAL 3: To adopt the following bylaw: "It shall be a breach of fiduciary duty by a director, officer, or employee to support any action whose primary purpose is to impede, frustrate or delay a shareholder vote on a matter in which such person has a personal interest. his bylaw may only be amended or rescinded by the shareholders."

PROPOSAL 4: To adopt the following bylaw: "A breach of fiduciary duty shall be cause for removal. Notwithstanding any provision to the contrary, the corporation shall not, subject only to any limitations under the law or contained in the Articles of Incorporation, indemnify any current or former director, officer, or employee that has breached his or her fiduciary duty. This bylaw may only be amended or rescinded by the shareholders."

PROPOSAL 5: Any other matters necessary to permit a vote to be held on Proposals 1, 2, 3, and 4.


THE SOLICITATION

We intend to solicit authorization cards via mail, telephone and via the internet. Our solicitation materials are available on the following web site: http://www.bulldoginvestorstenderoffer.com/. Persons affiliated with or employed by BIGP or its affiliates may assist us in the solicitation of authorization cards. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this solicitation statement and the enclosed GREEN authorization card to the beneficial owners of common shares for whom they hold shares of record. We will reimburse these organizations for their reasonable out-of-pocket expenses.

Initially, we will bear all of the expenses related to this solicitation. Because we believe that all shareholders will benefit from this solicitation, we intend to seek reimbursement of our expenses from Imperial. Shareholders will not be asked to vote on the reimbursement of these expenses, which we estimate will total $20,000.

PARTICIPANTS

Only BIGP and the aforementioned nominees are participants in this solicitation. The address of BIGP is Park 80 West, Plaza Two, 250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663. No participant or associate of any participant in this solicitation is a party to any contract, arrangement or understanding with respect to any securities of Imperial or has any arrangement or understanding with respect to future employment by Imperial or any of its affiliates or to any future transactions to which Imperial or any of its affiliates will or may be a party.

BULLDOG INVESTORS LITIGATION
On October 17, 2007 the Massachusetts Secretary of State issued an
"obey the law" injunction and fined Bulldog Investors, Messrs. Phillip Goldstein, Andrew Dakos and certain related parties $25,000 for operating a publicly accessible website containing information about certain unregistered investments and sending an e-mail about such investments to a Massachusetts resident who requested it. On April 5, 2012, President Obama signed the JOBS Act which expressly permits privately held investment companies like Bulldog Investors to operate a publicly accessible interactive website provided, as is the policy of Bulldog Investors, sales are limited to accredited investors.

SIGNIFICANT SHAREHOLDERS

According to public filings made at www.sec.gov, each of the following shareholders has reported that it owns at least 5% of the outstanding shares of Imperial:

Bulldog Investors 				1,375,965 shares	(6.7%)
Discovery Capital Management, LLC	     1,750,000 shares   (8.3%)
Wellington Management Company, LLP	     1,751,997 shares   (8.3%)
Nantahala Capital Management, LLC	     2,032,248 shares    (9.6%)
Candlewood Investment Group, LP 		     2,018,750 shares    (9.5%)

April 25, 2012
AUTHORIZATION CARD

The undersigned shareholder hereby authorizes Bulldog Investors General Partnership, Phillip Goldstein and Andrew Dakos to submit a demand that a special meeting of stockholders of Imperial Holdings, Inc. be held as soon as possible to vote on the following matters:

1.	To amend the bylaws to increase the number of directors from seven
	to twelve.

2.	If Proposal 1 is adopted, to elect five directors to fill the vacancies
	thereby created.

3.	To amend the bylaws to clarify that a breach of fiduciary duty by a
	director, officer, or employee shall include support for any action whose primary purpose is to impede, frustrate or delay a shareholder vote on any matter in which such person has a personal interest.

4.	To amend the bylaws to clarify that Imperial will not, subject only to any
	limitations under the law or contained in the Articles of Incorporation, indemnify any director, officer, or employee that has breached his or her fiduciary duty.

5.	Any other matters necessary to permit a vote to be held on Proposals 1, 2,
	3, and 4

Please sign and date below. This authorization card is solicited by Bulldog Investors General Partnership ("BIGP"). The undersigned hereby acknowledges receipt of BIGP's solicitation statement dated April 25, 2012.



SIGNATURE (S)_________________________________     Dated: _______________